Exhibit 16.1

November 28, 2016

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Dear Sirs/Madams:

We have read Item 4.01 of Maxim Integrated Products, Inc. Form 8-K dated November 21, 2016, and have the following comments:

1.	We are in agreement with the statements made in paragraphs one through four of Item 4.01(a).

2.	We have no basis on which to agree or disagree with other statements made therein.

Yours truly,

/s/ Deloitte & Touche LLP